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                         SUBORDINATED PROMISSORY NOTE

                  THIS INSTRUMENT IS SUBJECT TO A DEBT SUBORDINATION AGREEMENT IN FAVOR OF BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION DATED NOVEMBER 27, 1996


$6,500,000                                           Orange County, California
                                                             November 27, 1995

     FOR VALUE RECEIVED, the undersigned, AqHawk, Inc. a California corporation ("Borrower"), promises to pay to Unique Investment Corporation, a California corporation ("Lender"), or order, at such place as Lender from time to time may designate, the principal sum of Six Million Five Hundred Thousand Dollars ($6,500,000), together with interest on unpaid principal as set forth herein, with principal and interest payable at the times and in the manner set forth in this Note.

     1.  INTEREST ONLY PERIOD

     During the period commencing on the date hereof and ending upon the date (the "Retirement Date") all debt obligations of Hawker Pacific, Inc., a California corporation ("Company"), to Bank of America National Trust and Savings Association ("Bank") under that certain Business Loan Agreement (the "Loan Agreement") dated as of November 27, 1996 by and between Hawker and Bank are retired in full, Borrower shall pay monthly interest payments in arrears to Lender; provided, however, the first such payment shall be for the period commencing as of the date hereof and ending December 31, 1996. Said monthly interest payments shall be made by Borrower no sooner than five (5) days after Company's delivery to Bank of Company's financials for the month prior to the month in which the interest payment is made. Said monthly interest payments shall equal the lesser of (i) the then outstanding principal balance under this note multiplied by 11.8% (the Interest Rate"), then divided by three hundred sixty (360), then multiplied by the number of days in the subject month (the "Monthly Interest"), or (ii) Company's Excess Cash Flow (as defined below) for the month prior to the month in which the interest payment is made. For purposes of this Note, "Excess Cash Flow" for any period shall be defined as:

     the sum, without duplication during that fiscal period, of Company's net income plus income tax expense, plus interest expense, plus amortization and depreciation expense, minus gains (or plus losses) on sales of fixed assets, plus non-cash extraordinary losses, minus non-cash extraordinary income, minus capital expenditures (net of the amount of any associated purchase money financing), minus 75% of the increase (or plus 75% of the decrease) in working capital, minus cash income taxes paid or payable, minus interest payments (including that portion of capital lease payments construed as interest), minus scheduled payments of principal with respect to indebtedness


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     for borrowed money and capital leases, and minus voluntary prepayments by
     Company of its debt obligations to Bank known as "Facility No. 2" and "Facility No. 3" under the Loan Agreement.

In any month where the Excess Cash Flow is less than the Monthly Interest, the difference between the Monthly Interest and Excess Cash Flow for such month shall accrue. Borrower shall pay Lender such difference in the following months only in the event and to the extent that year to date Excess Cash Flow exceeds year to date Monthly Interest in any month; provided, however, that if the aggregate of all interest paid by Borrower during any fiscal period of Company (including interest paid pursuant to the final sentence of this Paragraph 1) exceeds the total Excess Cash Flow for such period, then Lender promptly (but in any event within 10 days of written request by Borrower or Bank) shall return to Borrower the total amount of such excess. Borrower shall repay Lender such excess in the following months only in the event and to the extent that year to date Excess Cash Flow exceeds year to date Monthly Interest. Any Monthly Interest accrued and unpaid at the end of any fiscal quarter of Company shall accrue interest at the rate of 8.5% per annum until said accrued Monthly Interest and the interest accrued thereon is paid in full.

     2.   AMORTIZATION PERIOD

     During the period beginning on the Retirement Date and ending on the third (3rd) anniversary of the Retirement Date (the "Maturity Date"), in addition to the monthly interest payments set forth in Paragraph 1 above, Borrower shall pay to Lender quarterly payments of principal in the amount of Seven Hundred Thousand Dollars ($700,000) each. All payments of interest and principal after the Retirement Date shall be made on the tenth (10th) day of the month in which they are due. The first payment of principal pursuant to this Paragraph 2 shall be due, along with the monthly interest payment, on the tenth (10th) day of the forth (4th) month after the month in which the Retirement Date falls; and each additional payment of principal shall be due in quarterly intervals thereafter. All outstanding principal and interest hereunder shall be due and payable in full on the Maturity Date.

     3.   INTEREST RATE CALCULATION

     In the event, whether before or after the Retirement Date (i) any principal is paid hereunder; or (ii) Company or AqHawk, a California corporation ("AqHawk"), as the case may be, retires any of its preferred stock (the "Preferred Stock") held by Melanie L. Bastian, the Interest Rate on the remaining unpaid principal hereunder shall be recalculated as follows:
(i) the total principal outstanding hereunder shall be added to the total capital value of the Preferred Stock and multiplied by 8.5%, (ii) the product thereof then shall be divided by the total principal outstanding hereunder. Notwithstanding the foregoing, at no time shall the Interest Rate exceed twelve (12%).


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     4.  NO PREPAYMENT PENALTY

     At no time shall Borrower be charged a prepayment penalty or yield maintenance fee of any kind.

     5.  BLOCKING RIGHTS

     During the period commencing on the date hereof and ending upon the Retirement Date, should an Event of Default (as defined in the Loan Agreement) occur under the Loan Agreement, Bank shall have the right by delivering written notice thereof to Borrower and Lender to (i) block all payments hereunder and (ii) to prevent Lender from exercising any of its rights and remedies hereunder in the event of such blockage of payments all as set forth in the Subordination Agreement.

     6.  DEFAULT

     In the event of any default in the performance or observance of any covenant or obligation of Borrower under this Note Lender may elect, without notice or demand to Borrower, to declare all principal and accrued and unpaid interest under this Note immediately due and payable. Any failure of Lender to make such election following a default or defaults shall not constitute a waiver of Lender's right to make the election in the event of any subsequent default.

     7.  LATE PAYMENT CHARGE

     If any payment under this Note (whether of principal or interest or both, and including the payment due on the Maturity Date or upon any acceleration of this Note) is not paid within ten (10) days after the date on which it is due, Borrower shall pay to Lender, in addition to the delinquent payment and without any requirement of notice or demand by Lender, a late payment charge equal to two percent (2%) of the amount of the delinquent payment. Borrower expressly acknowledges and agrees that the foregoing late payment charge is reasonable under the circumstances existing on the date of this Note, that it would be extremely difficult and impractical to fix Lender's actual damages arising out of any late payment and that the foregoing late payment charge shall be presumed to be the actual amount of such damages incurred by Lender. No provision in this note (including without limitation the provisions for a late payment charge) shall be construed as in any way excusing Borrower from its obligation to make each payment under this Note promptly when due. All payments made hereunder shall be applied first to late payment charges and accrued but unpaid interest until all such charges and interest are paid, and then to principal.


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     8.  COSTS OF COLLECTION

     Borrower agrees to pay all costs and expenses incurred by Lender, including without limitation attorneys' fees and costs, in the event (i) this Note or any portion of this Note is placed for collection; (ii) suit is instituted to collect this Note or any portion of this Note; (iii) any bankruptcy, insolvency, reorganization proceeding or receivership involving Borrower or any affiliate of Borrower occurs in which Lender is required to appear, or from which Lender is required to seek relief; and/or (iv) Lender is required to engage an attorney to cause Borrower to comply with any of the provisions hereof.

     9.  CERTAIN WAIVERS

     Borrower and all endorsers jointly and severally waive diligence, grace, demand, presentment for payment, exhibition of this Note, notice of protest, notice of dishonor, notice of demand, notice of nonpayment, and any and all exemption rights against the indebtedness evidenced by this Note, and agree to any and all extensions or renewals from time to time without notice and to any partial payments of this Note made before or after maturity and that no such extension, renewal or partial payment shall release any one or all of them from the obligation of payment of this Note or any installment of this Note, and consent to offsets of any sums owed to any one or all of them by Lender at any time.

     10. CONSTRUCTION OF NOTE

     Headings in this Note are solely for convenience and are not to be referred to in construing this Note. All references to paragraphs are to paragraphs in this Note. This Note shall be governed by, interpreted and enforced under and according to the laws of the State of California. If a law which applies to this Note and sets maximum interest rates and loan charges is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this Note exceed the lawful limits, then (i) such interest or loan charge shall thereafter be reduced to the permitted limit and (ii) any sums already collected from Borrower which exceed the permitted limit will be refunded to Borrower. Lender may choose to make this refund by reducing the principal owed under this Note or by making a direct payment to Borrower.

     11. LOSS, THEFT, DESTRUCTION OR MUTILATION OF NOTE

     In the event of the loss, theft or destruction of this Note, upon Borrower's receipt of a reasonably satisfactory indemnification agreement executed in favor of Borrower by the party who held this Note immediately prior to its loss, theft or destruction, or in the event of the mutilation of this Note, upon surrender to the Borrower of the mutilated Note, Borrower shall execute and deliver to the holder a new promissory note in form and content identical to this Note in lieu of the lost, stolen, destroyed or mutilated Note.

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     12. NOTICES

     All notices and other communications pertaining hereto shall be in writing and shall be deemed to have been duly given when delivered personally, or two days after being sent via overnight courier, postage prepaid, to the following addresses or to such other address or addresses as Borrower or Lender may from to time designate in writing:

         To Borrower:

         1831 South Ritchey Street
         Santa Ana, California 92705
         Attention: Daniel J. Lubeck


         To Lender:

         1831 South Ritchey Street
         Santa Ana, California 92705
         Attention: Daniel J. Lubeck


         IN WITNESS WHEREOF, this Note has been duly executed and delivered by Borrower on and as of the date first above written.


                   BORROWER:

                   AqHawk, Inc.
                   a California corporation




                   By: /s/ Daniel J. Lubeck
                      ------------------------------------
                           Daniel J. Lubeck
                           President



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